UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 28, 2010 (May 14, 2010)

Ameris Bancorp

(Exact name of registrant as specified in its charter)

Georgia	001-13901	58-1456434
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

310 First Street

Moultrie, Georgia 31768

(Address of principal executive offices)

(229) 890-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On May 20, 2010, Ameris Bancorp (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report the Company’s announcement that its wholly-owned subsidiary, Ameris Bank (the “Bank”), had entered into a Purchase and Assumption Agreement (the “Agreement”) dated as of May 14, 2010, “Closing Date,” with the Federal Deposit Insurance Corporation (the “FDIC”) and with the FDIC, as Receiver of Satilla Community Bank, St. Mary’s, Georgia (“Satilla”), pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Satilla. The fair values of acquired loans and other real estate remains subject to finalization and revision by the Bank in accordance with accounting guidance on business acquisitions.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Original Report and includes financial statements and related disclosures in Item 9.01. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of Satilla as described in this Amendment are based upon information as of May 14, 2010 and may be subject to change.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Notice Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Item 1.01	Entry into a Material Definitive Agreement.

The information provided under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 14, 2010 (the “Closing Date”), Ameris Bank (the “Bank”), a wholly-owned subsidiary of Ameris Bancorp (the “Company”) entered into that certain Purchase and Assumption Agreement (the “Agreement”) by and among the federal deposit Insurance Corporation (the “FDIC”) as receiver of Satilla Community Bank, St. Mary’s, Georgia (“Satilla”), the Bank and the FDIC acting in its corporate capacity, pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities of Satilla (the “Acquisition”). In connection with the Acquisition, the Bank also acquired other real estate owned (“OREO”) as of the Closing Date.

Pursuant to the Agreement, the Bank agreed to pay a premium on deposits totaling $92,231 and to acquire the specified assets, net of liabilities, at a discount to book value of $14.5 million. The Bank also made a cash payment to the FDIC in the amount of $36.1 million.

The Bank and the FDIC also have entered loss-sharing agreements that provide the Bank with significant protection against credit losses on Satilla’s loans and related assets acquired in the Acquisition. Under these agreements, discussed in more detail below, the FDIC will, for a specified number of years, reimburse the Bank for 80% of all losses and related expenses on covered assets, primarily acquired loans and OREO.

The following discussion of assets acquired and liabilities assumed in connection with the Acquisition is presented based on estimated fair values as of the Closing Date. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s Audited Statement of Assets Acquired and Liabilities Assumed, dated as of the Closing Date, for the Agreement, and the accompanying notes thereto, which is attached hereto as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are based on the information available and are subject to change for up to one year after the Closing Date as additional information relative to fair values becomes available. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the Closing Date. The disclosure set forth in this Item 2.01 reflects the status of these items based on management’s current best estimate.

Assets Acquired and Liabilities Assumed

The fair values of the Assets Acquired and Liabilities Assumed acquired in conjunction with the Acquisition as of the Closing Date are detailed in the following table (dollars in thousands):

	May 14, 2010	Avg. maturity (years)	Effective Yield / Cost
Assets Acquired:
Cash and due from banks	$15,225
Securities available for sale	10,322	4.09	0.70%
Loans	68,751	0.38	6.87%
Other real estate owned	2,012
Estimated reimbursement from the FDIC	22,400
Core deposit intangible	185
Other assets	1,104

SCB assets acquired	119,999
Less cash paid to settle the acquisition	(35,657)

Fair value of assets acquired	84,342

Liabilities assumed:
Deposits	75,795	0.62	0.72%
Other Liabilities	339

Fair value of liabilities assumed	76,134

Net Assets Acquired / Gained from Acquisition	$8,208

The Bank also entered into loss-sharing agreements with the FDIC that collectively cover contractual value of approximately $99.3 million of assets, which consists of $95.3 million of loans (residential and commercial) and $4 million of OREO. Pursuant to the terms of the loss-sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of losses on covered assets. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreements. Certain other assets of Satilla were acquired by the Bank that are not covered by loss-sharing agreements with the FDIC. These assets include cash, marketable securities purchased at fair market value and certain other assets.

The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and Bank reimbursement to the FDIC for recoveries for ten years. The loss-sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss-sharing for five years and Bank reimbursement to the FDIC for recoveries for eight years.

The following table summarizes the assets covered by the loss-sharing agreements, the amount covered by The FDIC and the estimated fair values (in thousands):

Assets subject to loss sharing:	Amounts covered	Fair value	Single Family certificate (10 years for losses)	Commercial certificate (5 years for losses)

Loans	$95,258	$68,751	$8,841	$86,417
OREO	4,012	2,012	1,490	2,522

Total	$99,270	$70,763	$10,331	$88,939

The loss-sharing agreements are subject to certain servicing procedures. The fair value of the loss-sharing agreements was recorded as an indemnification asset at an estimated fair value of $22.4 million on the Closing Date.

The foregoing summary of the Agreement, including the loss-sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on the Closing Date, the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Satilla pursuant to the Agreement. A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission, and the Audited Statement, which is attached hereto as Exhibit 99.2.

The Acquisition increased the Company’s total assets, total loans and total deposits by approximately 3.59%, 4.47% and 3.63%, respectively, as compared to balances at March 31, 2010. The Company expects the Acquisition to positively affect the Company’s operating results for the following reasons:

(i)	The Company believes that gaining additional market share through the elimination of an irrational competitor will create a healthier banking environment.

(ii)	The Company believes that an additional branch facility is not needed due to the proximity of the Bank’s existing facilities.

(iii)	The Company recognizes that this is an in-market acquisition requiring significantly less operating resources.

The Acquisition was accounted for under the purchase method of accounting in accordance with generally accepted accounting principles regarding business combinations. The amount that the Company realizes on these assets could differ materially from the fair value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss-sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss-sharing support from the FDIC.

Financial Condition

In connection with the Acquisition, the Bank purchased loans with a contractual principal balance of $95.3 million, the fair value of which was determined to be $68.7 million. The fair value of the loans acquired represented 4.47% of the Company’s gross outstanding loans as compared to balances reported at March 31, 2010.

Short-term Assets

Initially, the Acquisition reduced the Company’s levels of liquidity by a net amount of $20.4 million. The Company acquired $15.3 million in total cash and due from banks before making a payment of $35.7 million to settle the transaction with the FDIC.

Investment Securities Available for Sale

The following table reflects the acquired investment securities available for sale as of the Closing Date (dollars in thousands):

Issuer	Fair value	Average Yield	Average Maturity
FHLMC Agency	$1,501	0.66%	3.05
FHLB Agency	2,772	0.71%	4.44
FNMA Agency	6,009	0.70%	4.21
FNMA MBS	$40	0.38%	0.13

Total	$10,322	0.70%	4.09

The acquired portfolio increased the Company’s investment securities by approximately 4.16% when compared to balances reported at March 31, 2010. The yields of the securities shown in the preceding table are lower than might be expected due to the majority of the bonds being callable in short periods subsequent to the Acquisition.

Loans

Loans acquired amounted to approximately 4.47% of the Company’s gross loans reported at March 31, 2010. The following table presents information regarding the loan portfolio acquired on May 14, 2010 at fair value (dollars in thousands):

	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans, at fair value
Commercial, industrial, agricultural	$73	$1,568	$1,641
Real estate – residential	9,264	11,991	21,255
Real estate – commercial & farmland	7,158	21,169	28,327
Construction & development	8,976	7,824	16,800
Consumer	—	728	728

	$25,471	$43,280	$68,751

The acquired portfolio contained both fixed and variable rate loans. The following table provides information about the portfolio according to loan rate type and at fair value as of the Closing Date (dollars in thousands):

				Fair Value amounts with:
	Fair Value	Effective Yield	Maturity (years)	Fixed Rates	Variable Rates
Commercial, industrial, agricultural	$1,641	10.52%	0.78	$—	$1,641
Real estate – residential	21,255	7.04%	0.35	1,672	19,583
Real estate – commercial & farmland	28,327	6.92%	0.24	1,308	27,019
Construction & development	16,800	6.01%	0.56	1,668	15,132
Consumer	728	12.01%	1.71	17	711

	$68,751	6.87%	0.38	$4,665	$64,086

Because a significant percentage of the acquired portfolio shows some deterioration of credit quality, management does not believe that the average contractual maturity or average contractual rate are reliable measures with respect to gauging the performance on the acquired loan portfolio. It is likely that many of the acquired loans will reach a resolution before their contractual maturity and may cease paying interest in the periods preceding such resolution.

Foreclosed Property

The Company acquired $2.01 million of foreclosed property in connection with the Acquisition. This represented 5.8% of the Company’s balance of foreclosed property at March 31, 2010. The Company was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of purchase. Losses on foreclosed property are covered by the Company’s loss-sharing agreement with the FDIC. The following table summarizes foreclosed property by type as of the Closing Date (at fair value and in thousands):

Real estate – residential	$1,015
Real estate – commercial & farmland	475
Real estate – construction & development	522

$2,012

Deposits

The Bank assumed approximately $75.8 million in deposits based on estimated fair values. This amount represented approximately 3.63% when compared to the Bank’s total deposits of $2.09 billion at March 31, 2010.

The various types of deposit accounts assumed as of the Closing Date are summarized below (dollars in thousands):

	May 14, 2010
	Fair Value	Weighted average contractual yield	Weighted average effective yield
Checking	$3,937	0.00%	0.00%
NOW & MMDA	4,733	0.91%	0.91%
Savings	676	0.57%	0.57%
CDs	66,449	2.65%	0.75%

Total	$75,795	2.39%	0.72%

As of Closing Date, the scheduled maturities of time deposits with balances of more than $100,000 were as follows (in thousands):

May 14, 2010
Scheduled Maturities:	Fair value
0 - 3 Months	$4,092
3 - 6 Months	2,896
6 - 12 Months	7,689
Over 1 Year	2,614

Total	$17,291

A majority of the acquired time deposits were concentrated in national or out-of-market deposit accounts that had no identifiable relationship with the Bank. In accordance with certain guidelines, the Company adjusted the contractual rates of the out-of-market time deposits to levels deemed to be market level rates. Customers whose rates were adjusted had the right to redeem their time deposit without a penalty for early withdrawal. Through June 30, 2010, approximately 89.4% of the repriced deposit accounts had been redeemed without penalty. The following table summarizes information about the acquired time deposits (dollars in thousands):

	Balance	Contract Yield	Adjusted Yield	% deemed out of market
0 - 3 months	$12,967	3.19%	2.66%	18.5%
3 - 6 months	10,782	2.71%	1.74%	40.1%
6 - 12 months	34,209	2.35%	1.26%	60.0%
1 - 2 years	7,872	3.00%	1.19%	69.5%
over 2 years	619	2.87%	1.61%	48.2%

Total	$66,449	2.65%	1.60%	49.7%

In its assumption of the deposit liabilities, the Bank determined that some of the customer relationships associated with these deposits have intangible value, in accordance with the accounting for goodwill and other intangible assets in a business combination. The Bank determined the estimated fair value of the core deposit intangible to be $185,050, which will be amortized utilizing the straight line method over an estimated economic life of five years. The Company believes that the economic life of the deposit intangible will be greater due to the fact that many of Satilla’s customers were previously customers of the Bank as well.

Future amortization of this core deposit intangible asset over the shorter economic life will decrease results of operations, net of any potential tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or the Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Accrued Interest Payable and Other Liabilities

The Company acquired approximately $338,611 of accrued interest payable and other liabilities. The book value of these liabilities approximated their fair value.

Operating Results and Cash Flows

The Company from time to time becomes aware of acquisition opportunities and performs various types of reviews and analyses to determine their impact on the Company’s operating results, cash flows and risk profile. The Acquisition was attractive to the Company for a variety of reasons, including the following:

•	Gaining additional market share through the elimination of an irrational competitor will create a healthier banking environment;

•	Attractiveness in the pricing of the acquired loan portfolios including the indemnification assets;

•	The ability to utilize the Company’s relatively inexpensive funding sources to replace lost liquidity at Satilla in connection with the planned run-off of out-of-market deposits;

•	The ability to quickly reduce redundancies and gain additional efficiencies related to the Company’s corporate functions;

•	The reduction of credit risk through FDIC loss-sharing agreements; and

•

The relatively small size of Satilla (based on the number of accounts and total assets) provided less operational risk and less potential for the Company’s management to be materially distracted from existing day-to-day challenges.

The Acquisition had an immediate accretive impact on the Company’s financial results as it recognized an after-tax gain of approximately $5.2 million in connection with the Acquisition. The gain resulted from the Company’s determination that the fair value of the assets acquired exceeded the fair value of the liabilities assumed.

The Company’s bid to acquire the assets included a discount of approximately $14.5 million, and the Company paid the FDIC $35.7 million in cash to settle the Acquisition.

The extent to which the Bank’s operating results may be adversely affected by the acquired loans is largely offset by the loss-sharing agreements and the related discounts reflected in the estimated fair value of these assets as of the Closing Date. In accordance with the provisions of accounting for loans with evidence of credit deterioration, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets as of the Closing Date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest as of the Closing Date, appropriate adjustments to the fair values as of the Closing Date will be recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

The accounting guidance for loans with evidence of deterioration of credit quality since origination applies to a loan, for which it is probable at acquisition, that the investor will be unable to collect all contractually-required payments receivable. This accounting guidance prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company also has elected to recognize income on loans without evidence of deterioration of credit quality in the same manner as loans with credit quality deterioration. As of the Closing Date, the preliminary estimate of the contractual receivable amounts was $51.5 million with non-accretable differences of $24.6 million, and the estimated fair value of the loans was $25.5 million, net of accretable yield adjustments totaling $1.5 million. These amounts were determined based upon the estimated prepayments, expected credit losses and market liquidity and interest rates.

The loss-sharing agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss-sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss-sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss-sharing agreements to make payments over time. As the loss-sharing agreements cover up to a ten-year period (five years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity

Initially, the Acquisition reduced the Company’s liquidity reserves because of the cash payment required on the Closing Date totaling $35.7 million. This payment was partially offset by the acquisition of cash, due from banks and short term assets acquired in the deal totaling $26.0 million. In addition, the Company believes that the average life of the indemnification asset representing the FDIC’s protection from planned losses is approximately 24 months. As this receivable is collected over the coming periods, the Company believes the liquidity impact of Satilla to be negligible.

Capital Resources

At March 31, 2010, the Company and the Bank were considered “well-capitalized” based on a calculation of relevant regulatory capital ratios as shown below:

	Previous quarter ended March 31, 2010
	Ameris Bancorp	Ameris Bank	Well- capitalized requirement
Total capital (to risk weighted assets)	15.09%	14.64%	10%
Tier 1 Capital (to risk weighted assets)	13.83%	13.38%	6%
Tier 1 leverage capital	9.54%	9.26%	5%

	As of the Acquisition date May 14, 2010
	Ameris Bancorp	Ameris Bank	Well- capitalized requirement
Total capital (to risk weighted assets)	15.24%	14.80%	10%
Tier 1 Capital (to risk weighted assets)	14.00%	13.55%	6%
Tier 1 leverage capital	9.42%	9.15%	5%

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Net Assets Acquired and Liabilities Assumed by the Bank, a wholly-owned subsidiary of the Company, related to its acquisition of Satilla at May 14, 2010 and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at May 14, 2010

Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of Satilla required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB:1K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance, audited financial statements of the troubled financial institution are not reasonably available, and the total acquired assets did not exceed 20% of the Registrant’s assets.

(b) Pro Forma Financial Information.

In connection with the Acquisition, the Bank entered into loss-sharing agreements with the FDIC. Pursuant to the terms of the loss-sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of all losses.

The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreements.

The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss-sharing and Bank reimbursement to the FDIC for recoveries for ten years. The loss-sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss-sharing for five years and Bank reimbursement to the FDIC for recoveries for eight years.

Based on the above, the Company believes that the Acquisition is a “significant acquisition” in connection with which federal financial assistance or guarantees are an essential part of the transaction or the nature and magnitude of federal assistance is so pervasive as to substantially reduce the relevance of historical information to an assessment of future operations.

Because the Company believes that the continuity of Satilla’s operations is substantially lacking after the Acquisition for the reasons stated above, no additional information regarding Satilla is being provided under this Item 9.01 (b).

(d) Exhibits

2.1	Purchase and Assumption Agreement dated as of May 14, 2010 by and among the Federal Deposit Insurance Corporation, receiver of Satilla Community Bank, St. Mary’s, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation Acting in its corporate capacity. (1).

23.1	Consent of Independent Auditors. (2).

99.1	Press Release dated May 14, 2010. (1).

99.2	Statement of Assets Acquired and Liabilities Assumed at May 14, 2010. (2).

(1)	Previously filed with the Filing of the Original Report.
(2)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr., Executive Vice President and Chief Financial Officer (principal accounting and financial officer)

Dated: July 28, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Purchase and Assumption Agreement dated as of May 14, 2010 by and among the Federal Deposit Insurance Corporation, Receiver of Satilla Community Bank, St. Marys, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity. (1)

23.1	Consent of Independent Auditors. (2)

99.1	Press Release dated May 14, 2010. (1)

99.2	Statement of Assets Acquired and Liabilities Assumed at May 14, 2010. (2)

(1)	Previously filed with the filing of the Original Report.
(2)	Filed herewith.